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                                                                    Exhibit 99.1




                                (DELEK US LOGO)



        DELEK US HOLDINGS ANNOUNCES DEFINITIVE AGREEMENT FOR PURCHASE OF
           REFINING EQUIPMENT, PIPELINES, STORAGE TANKS AND TERMINALS

                             ----------------------

   EXPECTED TO EXPAND WHOLESALE DISTRIBUTION OF REFINED PETROLEUM PRODUCTS IN
                WEST TEXAS AND ENHANCE TYLER REFINERY OPERATIONS

FRANKLIN, Tenn. (June 21, 2006) -- Delek US Holdings, Inc. (NYSE: DK) (the "Company") today announced that it has signed a definitive agreement with Pride Companies, L.P. and its affiliates, headquartered in Abilene, Texas, for the purchase of a variety of assets related to its refining assets and marketing business. The Company will fund the cash purchase price of approximately $54.4 million (excluding inventory) from its cash and cash equivalents, including the net proceeds of its recent initial public offering. The consummation of the transaction, which the Company expects will be accretive to its financial results, is subject to customary closing conditions and is expected to occur within 60 days.

         The purchased assets include two refined petroleum product terminals located in Abilene and San Angelo, Texas; seven pipelines of approximately 114 miles in length primarily between the terminals which also serve Dyess Air Force Base; and storage tanks with a total shell capacity of more than 1,000,000 barrels.

         In addition the Company purchased Pride's marketing and distribution business, which along with other exchanges markets approximately 21,000 barrels per day of refined products through its two owned terminals, the Aledo, Texas, terminal, and other terminals in Texas. Delek US will obtain Pride's rights under its existing supply contracts for up to 27,350 barrels per day.

         Included in the sale is idle oil refinery equipment near the Abilene terminal. The Company plans to relocate some of the idled refinery equipment, which includes a crude oil unit, a vacuum unit, a Nash unit, and other refinery equipment, to its refinery in Tyler, Texas. In addition, the Company will have a 10-year option to purchase the real estate on which the idle refinery equipment is located.

         "The announcement of this definitive purchase agreement further highlights both the opportunities we see to expand through strategic acquisitions and our ability to execute on these opportunities," said Uzi Yemin, the Company's President and Chief Executive Officer. "The terminal operations in Abilene and San Angelo, in addition to generating immediate cash flow, will enable us to achieve a strategic goal of significantly expanding our wholesale refined petroleum products distribution business into new niche markets in west Texas, beyond our Tyler-area niche market in east Texas. We also expect the transaction to improve the synergies between our refining and retail fuel and convenience store businesses by enhancing our ability to complete exchanges. Furthermore upon the consummation of the transaction, we intend to expedite the installation of several pieces of the refinery equipment to enhance the productivity of our refinery in Tyler.

         "Both today's announcement and the definitive agreement we announced last week to purchase 43 retail fuel and convenience stores reflect our ongoing implementation of the growth strategies we presented during our initial public offering in May. We intend to continue fulfilling those strategies through, among other things, the ongoing evaluation of additional opportunities for selective niche-market acquisitions of refineries, or complementary assets, as well as additional retail fuel and convenience store transactions within our existing geographic footprint and contiguous markets."


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          SAFE HARBOR PROVISIONS REGARDING FORWARD LOOKING STATEMENTS:
Statements in this press release that are not historical facts are "forward-looking statements," as that term is defined under the federal securities laws. These forward-looking statements are based on the current expectations of Delek US Holdings, Inc. and its subsidiaries, and involve risks and uncertainties that could cause actual results and events to differ materially from the results and events anticipated or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: competition; changes in or compliance with applicable government regulations; increases in the prices of crude oil, other feedstocks and refined petroleum products; our ability to execute our strategy of growth through acquisitions; our ability to integrate acquisitions into our operations and achieve expected operating results from acquisitions; general economic and business conditions; dependence on certain suppliers; operating hazards, natural disasters, casualty losses, acts of terrorism and other matters beyond our control; seasonality; and other factors discussed in the Company's filings with the U.S. Securities and Exchange Commission. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

         ABOUT THE COMPANY: Delek US Holdings, Inc. is a diversified energy business focused on petroleum refining and supply and on retail marketing. The Company's business consists of two main operating segments: refining and retail. The refining segment operates a high conversion, independent refinery, with a design crude distillation capacity of 60,000 barrels per day, in Tyler, Texas. The retail segment markets gasoline, diesel and other refined petroleum products and convenience merchandise through a network of company-operated retail fuel and convenience stores, operated under the MAPCO Express(R), MAPCO Mart,(TM) East Coast(R) and Discount Food Mart(TM) brand names.

U.S. MEDIA CONTACT:                              INVESTOR RELATIONS CONTACT:
Paula Lovell                                     Scott Brittain
Lovell Communications Inc.                       Kristina Korte
615-297-7766                                     Corporate Communications Inc.
615-972-2964 (Cell)                              615-254-3376

ISRAEL MEDIA CONTACT:
Lior Chorev
Arad Communications
011-972-3-644-0404

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